Exhibit 99.02

Seneca Biopharma Announces Executive Appointments and Key Promotion

-Company appoints Chief Operating Officer and Chief Financial Officer-

GERMANTOWN, Md., April 1, 2020 /PRNewswire/ -- Seneca Biopharma, Inc. (Nasdaq: SNCA), a clinical-stage biopharmaceutical company developing novel treatments for diseases of high unmet medical need, announced today the appointment of Matthew W. Kalnik, Ph.D. as President and Chief Operating Officer (COO) and Dane R. Saglio as Chief Financial Officer (CFO). Seneca also promoted Thomas Hazel, Ph.D. to the newly created position of SVP of Research and Development.

“We are thrilled to welcome Matt and Dane to the executive team,” said Kenneth C. Carter, Ph.D., Seneca’s Executive Chairman. “They are seasoned professionals who bring decades of operational, financial and industry expertise to Seneca, and I look forward to working with them as we transform the company and build Seneca for the future. With Dr. Hazel in his new role as SVP of Research and Development, we are focused on developing promising new medicines that can generate value for our shareholders and provide opportunities for growth as our company matures.”

Dr. Kalnik brings over 25 years of industry experience in senior research and development and business development roles to Seneca. He joins Seneca from Antidote Therapeutics, which he founded to develop novel nicotine-blocking therapies for treating diseases caused or worsened by nicotine, and established a multi-year strategic collaboration with the National Cancer Institute. Previously, Dr. Kalnik was Senior Vice President and Officer, Strategic Planning & Business Operations at Nabi Biopharmaceuticals, playing a key role in bringing NicVAX from Phase 2 to Phase 3. Earlier, he served in executive positions at Daiichi Medical Research, Genaissance (now Allergan) and Pfizer. Over his career, he has led efforts to in-license or acquire drug candidates and emerging technologies, as well as establish innovative drug discovery and development partnerships. He holds a Ph.D. in Biochemistry & Molecular Biophysics from Columbia University and conducted his post-doctoral fellowship at the Department of Molecular Biology at The Scripps Research Institute, La Jolla.

Dr. Kalnik, President and COO of Seneca, commented, “I am excited to join Seneca as we expand efforts to build a new pipeline of innovative drugs that address areas of high unmet medical need. Our team is well suited to execute on our acquisition and in-licensing strategy to transform Seneca.”

Mr. Saglio brings over three decades of operational and financial experience in private and publicly traded companies to Seneca. Previously, Mr. Saglio served as CFO at RegeneRx Biopharmaceuticals, New Generation Biofuels, and EntreMed, all public companies in the biotechnology and pharmaceutical industry. Prior to joining Seneca as a consultant in August 2019, he served as CFO at Celios Corporation from October 2017 until July 2019 and Helomics Corporation, a personalized medicine company in cancer from October 2014 through July 2017. He began his career at Informatics Corp, now Computer Associates International, and at Bressler & Reiner, a DC-based real estate developer and home builder. Mr. Saglio earned his BS degree in business administration from the University of Maryland and is a licensed CPA in Maryland (inactive).

Dr. Hazel has held senior leadership positions in biotechnology companies for nearly 20 years and has over 25 years of experience in the stem cell field. He joined Seneca (formerly Neuralstem) in 1998 and has served in senior positions within the Company for 17 years, leading development of the company’s platform technology, preclinical research efforts, and stem cell manufacturing activities in the US and China. From 2004-2008, Dr. Hazel served in senior leadership positions at Innovative Biosensors, a biotechnology company focused on the development of cell-based assays, where he played a key role in technology development and corporate fund-raising activities. Dr. Hazel received his Ph.D. in Genetics from the University of Illinois at Chicago and did post-doctoral research at the National Institutes of Health.

About Seneca Biopharma, Inc.

Seneca Biopharma, Inc. is a clinical-stage biopharmaceutical company developing novel treatments for various diseases of high unmet medical need. The Company is in the process of transforming the organization through the acquisition or in-licensing of new science and technologies for development under its seasoned management team, with the goal of providing meaningful therapies for patients.

Cautionary Statement Regarding Forward Looking Information:

This news release contains "forward-looking statements" made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements relate to future, not past, events and may often be identified by words such as "expect," "anticipate," "intend," "plan," "believe," "seek" or "will." Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Specific risks and uncertainties that could cause our actual results to differ materially from those expressed in our forward-looking statements include the completion of the offering, including the satisfaction of the closing conditions, and the use of anticipated proceeds, risks inherent in the development and commercialization of potential products, uncertainty of clinical trial results or regulatory approvals or clearances, market conditions, need for future capital, dependence upon collaborators and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Seneca's periodic reports, including its Annual Report on Form 10-K for the year ended December 31, 2019, as well as our Quarterly Reports on Form 10-Q, filed with the Securities and Exchange Commission (SEC), and in other reports filed with the SEC. We do not assume any obligation to update any forward-looking statements, except as required by law.

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